Exhibit 5.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-9 of Thomson Reuters Corporation and Form F-3 of Thomson Reuters PLC of our report dated March 6, 2008 relating to consolidated financial statements and the effectiveness of internal control over financial reporting of Thomson Reuters Corporation (formerly The Thomson Corporation), which appears in Exhibit 99.3 of the Annual Report on Form 40-F for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in the Short Form Base Shelf Prospectus contained in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
December 23, 2008